Exhibit 11.3

Global Insider Policy

Type:	2 Policy
Version No.:	2
Reference No.:	10203

Scope:	FME Group (All Fresenius Medical Care AG wholly or majority-owned entities and organizational units)
Out of Scope:	n/a
Target Group:	n/a

Publication Date:	17/February/2026
Effective Date:	4 weeks after publication
Status:	Published

Owner’s Department:	Global Legal
Approver’s Position:	FME Management Board
Approver’s Position:	n/a

This document is internal and is the sole property of Fresenius Medical Care. It is issued by the Document Owner and is electronically published in the Policy Management database. Printouts of this document are for reference only. The user is always responsible for referring to the Policy Management database for the latest and valid version.

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Global Insider Policy

CONTENT

1	PURPOSE			3

2	DEFINITIONS			4

3	REQUIREMENTS / PROCESS			4

	3.1	Background		4

	3.2	Insider Dealing		5

		3.2.1	Insider Status	5

		3.2.2	Non-Exhaustive Examples of Inside Information	5

		3.2.3	Insider Dealing Rules	6

		3.2.4	Periods in which dealing in FME Financial Instruments is prohibited	8

		3.2.5	Trading Plans	9

	3.3	Special and Prohibited Transactions		9

	3.4	Personal Responsibility		10

	3.5	Amendments		10

	3.6	Support by the Company		11

4	RELATED INTERNAL CONTROLS			11

5	RELATED DOCUMENTS			11

6	ANNEXES			11

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1PURPOSE

Fresenius Medical Care AG (“FME” or the “Company”) and its affiliates (together “FME Group”) have issued and may continue to issue financial instruments such as, for example, shares, bonds, stock options and other securities in various ways on various markets (any such financial instruments, irrespective of whether issued by a member of the FME Group or a third party, hereinafter collectively referred to as “Financial Instruments” and, when issued by FME or an affiliate of FME, “FME Financial Instruments”). Currently, FME Financial Instruments have been issued in the European Union and the United States. FME’s ordinary shares are listed on the Frankfurt Stock Exchange, and American Depositary Shares (“ADS”) evidencing FME ordinary shares are listed on the New York Stock Exchange (“NYSE”). Bonds issued by FME are listed on the Luxembourg Stock Exchange.

Anybody working at FME Group may from time to time have access to Inside Information (as defined below) relating to FME Financial Instruments or any other non-public information relating to a company or Financial Instruments. Any appearance in the market of impropriety on the part of the Company or its employees could impair investor confidence in the Company and severely damage the Company’s reputation and business relationships.

It is FME’s policy to strictly oppose the misuse of Inside Information in securities dealings and the unauthorized disclosure of any non-public information acquired in the workplace. To this end, FME has adopted this policy (hereinafter referred to as FME’s “Insider Policy”) in addition to the respective provisions set out in FME’s corporate compliance program. The purpose of this Insider Policy is to prevent misuse of Inside Information and to avert negative consequences both for individuals and for FME. This Insider Policy must strictly be observed by all board members, directors, officers and employees of FME Group at all times.

This Insider Policy provides an overview of the applicable legal provisions and FME’s internal rules against

1.	dealing in FME Financial Instruments and related derivative Financial Instruments using Inside Information as well as
2.	other misuse of Inside Information (hereinafter jointly referred to as “Insider Dealing”; the laws and internal rules prohibiting Insider Dealing hereinafter referred to as “Insider Dealing Rules”).

This Insider Policy also outlines the specific rules for dealing in FME Financial Instruments including, but not limited to, FME Financial Instruments acquired under incentive compensation plans implemented by FME (hereinafter referred to as “Incentive Plans”), as well as in Financial Instruments of other companies with respect to which a person may have access to material non-public information obtained in the course of employment with, or other services performed on behalf of, the FME Group.

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2DEFINITIONS

The terms used throughout this document are defined as per the Common Definition Framework. Definitions specific to this document are outlined below.

Term	Definition
Inside Information

“Inside Information” is any non-public information of a precise nature relating, directly or indirectly, to the FME Group or Financial Instruments issued by FME or another member of the FME Group and which is “material” in the meaning that it, if it were made public, would likely have a significant effect on the prices of those Financial Instruments or on the price of related derivative Financial Instruments. Such likeliness exists when a reasonable investor would probably consider such information important in making an investment decision, i.e., if the information could reasonably be expected to affect the investment judgment of such an investor in deciding to buy, hold or sell that company’s shares or other Financial Instruments. In the U.S. such information is generally referred to as “material inside” or “material non-public” information.

Inside Information may consist of – but is not limited to – matters of fact, research findings, business relations, contemplated transactions, value judgments, assessments and sometimes even rumors. A non-exclusive list of examples that can typically qualify as Inside Information is set forth in 3.2.2 below.

Inside Information relating to FME or FME Group may at the same time be “material” (as defined above) with respect to Fresenius SE & Co. KGaA (“FSE”), the major shareholder of FME. If so, the restrictions and limitations of this Insider Policy, as set forth in “Insider Dealing Rules” below, shall also apply to any such material non-public information relating to FSE and to the Financial Instruments issued by FSE (or any affiliates of FSE).

Dealings in Financial Instruments of other companies may also be subject to the restrictions and limitations of this Insider Policy, as set forth in “Insider Dealing Rules” below.

Potential Inside Information

“Potential Inside Information” is information that may qualify as Inside Information (in the meaning of this term as defined above) only in the further course of events. For instance, the Company may not have sufficient detail to assess the significance of an event or development, it may not yet be clear at a given point in time whether an event or development is likely to materialize, or whether it would be likely to have a significant effect on the prices of the Financial Instruments. Every board member, director, officer and employee of FME Group is advised to treat Potential Inside Information as if it were Inside Information and to observe the restrictions and limitations of this Insider Policy, as set forth in “Insider Dealing Rules” below, also with respect to Potential Inside Information.

3REQUIREMENTS / PROCESS

3.1	Background

Dealing in Financial Instruments is subject to specific laws enacted to prevent the misuse of Inside Information. Such laws vary in different jurisdictions. In Germany, for example, dealing in Financial Instruments is subject to the provisions of the Regulation (EU) No 596/2014 on market abuse (hereinafter referred to as “MAR”) as well as the German Securities Trading Act (“Wertpapierhandelsgesetz”, “WpHG”) and supervised by the German Federal Financial Supervisory Authority (“Bundesanstalt für Finanzdienstleistungsaufsicht”, “BaFin”). In the U.S., dealing in Financial Instruments is subject to the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules of the U.S. Securities and Exchange Commission (“SEC”) under that Act (in particular, Section 10(b) of the Exchange Act and SEC Rule 10b-5), and supervised by the SEC and, in case of criminal violations of the securities laws, the U.S. Department of Justice. Such laws and the jurisdiction of said authorities are not based on citizenship or residency in the respective jurisdiction but in principle apply to anyone dealing in financial instruments in the relevant capital markets.

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Global Insider Policy

Any violation of Insider Dealing Rules may constitute a criminal offense under European, German, U.S. and/or other applicable law. Under German law, for example, Insider Dealing is punishable for individuals by fines of up to EUR 5 million or, as the case may be, by up to 5 years imprisonment and in the U.S. with prison terms of up to 20 years and fines of up to the greater of USD 5 million or three times the gain received or loss avoided by a transaction prohibited by applicable U.S. legal provisions on Insider Dealings. In addition to governmental fines, civil injunctive relief and other sanctions, private actions for damages against public companies and their insiders for violation of insider trading laws may be brought and can involve substantial costs, both mandatory and in terms of time, even if the claim is ultimately settled or dismissed.

Board members, directors, officers and employees of FME Group should also be aware that the SEC, the NYSE, the BaFin and the internal compliance departments of many banks and securities dealers routinely scrutinize abnormal patterns of trading activity occurring in advance of the release of important company-related news.

The infringement of Insider Dealing Rules may also constitute a breach of the respective employment or service agreement with the respective FME Group company and result in disciplinary actions including the termination of such employment or service agreement.

3.2	Insider Dealing
3.2.1	Insider Status

Any board member, director, officer and employee of FME Group who has access to Inside Information relating to the FME Group is an insider for purposes of the Insider Dealing Rules (“Insider”) and as such subject to the Insider Dealing Rules. As further described below, a person may also become subject to the Insider Dealing Rules by receiving material non-public information regarding the “Business Partners” (as defined in “Insider Dealing Rules”, below) of a member of the FME Group.

It is to be noted that the legal provisions on insider dealing do not apply only to board members, directors, officers and employees. Rather, they apply to any person. Therefore, closely associated persons such as, for instance, family members who reside with an Insider (including a spouse, children, stepchildren, parents, siblings and in-laws), anyone else who lives in an Insider’s household, and any family member who does not live in an Insider’s household but whose transactions in Financial Instruments are directed by, or subject to the influence or control of, the Insider (collectively, “Family Members”) are subject to the specific laws and regulations enacted to prevent the misuse of Inside Information. In addition, FME expects that FME Insiders will inform their Family Members of this Policy and advise them that Family Members are required to observe the restrictions and limitations set forth in “Insider Dealing Rules”, below.

Also, external third parties, for example consultants, temporary workers and external service providers, who have access to Inside Information are insiders and subject to the specific laws enacted to prevent the misuse of Inside Information.

3.2.2	Non-Exhaustive Examples of Inside Information

In some cases, it may be difficult to determine whether information is “material” in the meaning that it, if made public, would likely have a significant effect on the price of a Financial Instrument or related derivative Financial Instruments. However, there are various categories of information regarding an issuer of Financial Instruments that are particularly sensitive and, as a rule, should always be considered material, at least as a precautionary measure, because they could qualify as Inside Information. Please note that the following list is non-exhaustive:

Intended/planned major/strategic acquisitions, divestures or mergers, spin-offs, takeover bids, and purchases or sales of material assets;

■	Material product or environmental liability, or other significant exposure due to actual or threatened litigation;
■	Entry into, or amendments to or termination of important contracts with customers and suppliers;
■	Changes in dividend policy;
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Significant financing transactions, such as issuance of new equity or debt securities, other debt financings (e.g., significant credit agreements), or other transactions affecting FME Financial Instruments, such as share splits;

■	Insolvency risks or financial liquidity problems;

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■	Significant regulatory actions including product recalls;
■	Financial or earnings information, including significant increases/decreases in quarterly/annual revenues or significant increases/decreases in quarterly/annual results;
■	Significant changes in sources or availability of raw materials or other supplies;
■	Projections or forecasts which deviate significantly from past financial results or which deviate from market expectations;
■	Capital investment plans or changes in such plans;
■	Default by major customers or borrowers;
■	Significant write-offs, impairment charges or restructuring measures which have a material effect on future business operations;
■	Changes in the composition of the Management Board or Supervisory Board of the Company;
■	Development of new products, other R&D developments and patent milestones; and
■	Any other information which might have a significant impact on the respective issuer of Financial Instruments.

Whether a certain information qualifies as Inside Information is to be determined subject to the assessment in each individual case. In case of doubt whether specific information qualifies as Inside Information, the Legal Department can be contacted: please see “Support by the Company”, below.

3.2.3	Insider Dealing Rules

Under the Insider Dealing Rules the following are prohibited and any non-compliance with the following constitutes an infringement of the Insider Dealing Rules (as well as this Insider Policy):

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Using Inside Information while, directly or indirectly, engaging or attempting to engage in transactions in FME Financial Instruments or related derivative Financial Instruments, in particular buying or selling FME’s shares (including short selling FME’s shares and buying options to acquire or dispose of FME’s shares) or accepting or exercising compensation instruments, including stock options granted to board members, directors, officers or employees of FME Group under Incentive Plans, for its own account or for the account of a third party;[1]

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Using Inside Information also arises by cancelling or amending an order concerning an FME Financial Instrument or related derivative Financial Instruments to which the Inside Information relates even where the original order was placed before having access to the Inside Information.

1 Pursuant to current BaFin practice, instruments settled in cash that are neither tradable nor assignable and are used to calculate a performance-based compensation entitlement (for example, so-called phantom stocks, stock appreciation rights, restricted stock units, etc.) do not qualify as Financial Instruments and are not subject to certain notification requirements under the MAR. Therefore, the granting and acceptance of so-called performance shares under the Company’s long-term incentive plans as well as the payout of such performance shares under such plans each do not qualify as transactions in the meaning of this paragraph.

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Recommending to or inducing another person to engage in using Inside Information (“Tipping”) while, directly or indirectly, engaging or attempting to engage in transactions in FME Financial Instruments or related derivative Financial Instruments, in particular buying or selling FME’s shares (including short selling FME’s shares and buying options to acquire or dispose of FME’s shares), e.g., encouraging a third party to exercise options or to buy or sell FME’s shares using Inside Information;

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Unlawfully disclosing Inside Information to any other person (including Family Members and colleagues within FME Group). Disclosure is unlawful unless made in the normal course of an employment, a profession or a duty and on a strict need-to-know basis. Please note that Inside Information can also be disclosed inadvertently/unintentionally, e.g., by discussing business matters in public places such as elevators, hallways, restaurants, airplanes, taxicabs or any other place where the information can be overheard, or by leaving files such as DVDs, memory sticks or other documentation in areas where unauthorized individuals could readily retrieve such information, or using a laptop computer or tablet on public transportation or in areas such as stations, airport lounges or gate areas without exercising caution to preclude others from viewing information on the screen. The need-to-know exemption for disclosure of Inside Information is strictly business-oriented and to be interpreted narrowly.

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Using material non-public information relating to other companies, including the Company’s joint venture partners, equity investee companies, intellectual property licensors and licensees, suppliers and customers of any FME Group company, as well as parties with which an FME Group company is conducting due diligence or negotiating significant transactions, such as mergers and acquisitions, takeover bids, asset sales, significant investments, or matters relating to intellectual property rights (collectively, “Business Partners”), to trade in the Financial Instruments of such Business Partners. Any non-public information regarding an FME Group company Business Partner obtained in the course of employment with, or other services performed on behalf of the FME Group (including but not limited to participation on the “deal team” for a matter involving a Business Partner) should be regarded as subject to the same restrictions as Inside Information. All board members, directors, officers and employees of the FME Group should treat Inside Information about the FME Group’s Business Partners with the same care and confidentiality required with respect to information related directly to the FME Group, should use such information only for the purpose with respect to which it was received, and must refrain from misusing such information to the same extent as is applicable to confidential and proprietary information of the FME Group. Civil and criminal penalties, and termination of employment or service, may result from trading in Financial Instruments of a Business Partner on the basis of material non-public information regarding the Business Partners to the same extent as trading in FME Financial Instruments on the basis of Inside Information.[2]

Please note that these Insider Dealing Rules apply to any person using Inside Information or other material non-public information, irrespective of nationality, place of residence or, in principle, the place from which Insider Dealing is being carried out.

2 This Policy discusses Insider Dealing in the Financial Instruments, including related derivative Financial Instruments, of companies other than FME only with respect to FSE and FME’s Business Partners, as defined above. However, all persons subject to this Policy should bear in mind that any Insider Dealing in the securities of any company will likely violate applicable laws regulating securities dealings and lead to civil and criminal penalties, regardless of whether such Insider Dealing is subject to this Policy.

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Global Insider Policy

Without limiting the generality of the Insider Dealing Rules, all board members, directors, officers and employees of FME Group must:

1.

not respond to requests for an opinion or comment on FME Financial Instruments unless in the course of exercising their designated tasks, duties and responsibilities; in such latter case, they may respond solely by providing factual information that is consistent with the Company’s public disclosures, regardless of having access to or possessing Inside Information at that point in time; and

2.

refer any inquiry, question or discussion relating to or in connection with FME Financial Instruments from the press, analysts, brokers, proxy advisors, investors and investment advisors to the responsible Investor Relations or Corporate Communications department, as the case may be;

unless a different response or handling is appropriate in the course of exercising their designated tasks, duties and responsibilities and in accordance with applicable laws and regulation.

3.2.4	Periods in which dealing in FME Financial Instruments is prohibited

All board members, directors, officers and employees of FME Group remain at all times subject to the prohibitions of the Insider Dealing Rules.

Without limiting the generality of the foregoing, no such person, and FME expects that no Family Member of any such person, shall engage in any transaction (large or small) involving a purchase or sale or offer to purchase or sell any FME Financial instrument, including FME ordinary shares, FME ADSs or related derivative Financial Instruments, during any period:

1.	commencing with the point in time that they have access to Inside Information concerning the FME Group, and
2.	ending
a.

in case of public disclosure of that information, after a reasonable period of time has been allowed for the securities markets to absorb such information. For the purpose of this Insider Policy, it is the Company’s view that this period of time extends until the close of trading on the relevant market on the trading day following the day of public disclosure of the information[3], or

b.	at such time as such non-public information is no longer material, i.e., no longer qualifies as Inside Information.

In addition to the Insider Dealing Rules, and irrespective of the existence of Inside Information, dealing in FME Financial Instruments (including the acceptance and exercise of equity-based compensation instruments received under Incentive Plans and the purchase or sale of FME ordinary shares, FME ADSs or related derivative Financial Instruments)4 is prohibited during specified time periods (hereinafter referred to as the “Restricted Periods”):

1.	for all board members, directors, officers and employees of FME Group, during a so-called “Closed Period”:
a.	commencing 45 calendar days before the publication of interim, and 60 calendar days before the publication of year-end, financial results of FME[5], and
b.

ending after a reasonable period of time has been allowed for the securities markets to absorb such financial results. For the purpose of this Insider Policy, it is the Company’s view that this period of time extends until the close of trading on the trading day on the relevant market following the publication of such financial results); and

3 Example: If the inside information pertaining to FME has been disclosed to the public (the day of such disclosure being “D”), then the Company’s position is that trading in FME Financial Instruments will be permitted under this Insider Policy on D+2.

4 For the reasons stated in footnote 1, this does, however, not apply to the performance shares under the Company’s long-term incentive plans.

5 The dates on which such financial results will be made public are stated on the financial calendar published on the Company’s website. In addition, the Closed Periods for the relevant year will be made available, e.g., via PolicyTech and/or in the intranet.

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2.	as the case may be, as provided for in the context of and based on the terms of any Incentive Plan.

Upon application and subject to applicable laws, FME may in its discretion permit dealing in FME Financial Instruments within a Closed Period in justified exceptional cases.

FME may also, in justified exceptional cases, determine additional or other Restricted Periods, in particular in the context of and based on the terms of the respective Incentive Plan. The relevant individuals will be notified of such changes sufficiently in advance.

Even outside a Restricted Period, the Company may from time to time also recommend or direct that board members, directors, officers, selected employees and others, and their Family Members, suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, and subject to a notice by the Company regarding the suspension of trading, such persons are advised not to engage in any transaction involving the purchase or sale of FME Financial Instruments during such period and should not disclose to others the fact of such suspension of trading. Without limiting the generality of the foregoing, any person notified by the Company that such person has been included on an insider list created by the Company pursuant to the MAR shall refrain from purchasing or selling FME Financial Instruments so long as the Company maintains such list and such person is included thereon and until the information in question has been made public yet or ceased to be Inside Information.

3.2.5	Trading Plans

Subject to satisfaction of certain conditions, it may be permissible to establish a plan or arrangement pursuant to which an agent, such as a bank, broker, or other party, carries out dealings on a person’s behalf in FME ordinary shares, including ADSs evidencing such ordinary shares, during Restricted Periods or at other times when such person has access to Inside Information. In the U.S., such plans are known as “Rule 10b5-1 Plans”. Such plans or arrangements are referred to below as “Trading Plans.”

The legal requirements for a Trading Plan are detailed and complex but, generally, such plans must be adopted when a person does not have access to Inside Information, nor may a person who has entered into such a plan exert any influence over dealings under the plan or provide Inside Information to the plan administrator. Any FME board member, director, senior officer, or other person in FME Group having regular access to Inside Information who proposes to engage in regular or periodic dealing in FME Financial Instruments is encouraged to adopt a Trading Plan. Persons contemplating entering into or adopting a Trading Plan should consult with their broker, bank, or counsel who is an expert in applicable securities law matters.

FME board members, directors and senior officers and other persons contemplating entering into or adopting such a Trading Plan are required to submit the proposed plan to the Legal department under the address provided below under “Support by the Company” to enable the Company to review the proposed plan or arrangement. The sole purpose of such review is to confirm that the proposed plan or arrangement does not conflict with this Insider Policy. Any such review will not constitute approval of the plan or arrangement by FME, a recommendation by FME to engage in securities dealings pursuant to the plan or arrangement, or a determination or confirmation by FME that the Trading Plan complies with the Exchange Act, the rules of the SEC thereunder, the MAR, or any other applicable laws or regulations.

3.3	Special and Prohibited Transactions

FME has determined that there is a heightened legal risk and/or possible greater appearance of improper or inappropriate conduct if the persons subject to this Insider Policy engage in certain types of transactions. Therefore, it is the Company’s policy that board members, directors, officers and employees subject to this Insider Policy should consider the Company’s preferences regarding the transactions described below and, where applicable, refrain from engaging in such transactions.

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Short-term trading. Dealings in the Company’s ordinary shares and ADSs are not subject to the “short-swing” profit disgorgement provisions of the Exchange Act. Nevertheless, short-term trading of FME Financial Instruments may be distracting and unduly focus a person on the Company’s short-term stock exchange performance instead of its long-term strategy and business objectives. For these reasons, the Company discourages the purchase and sale, or sale and purchase, of any FME Financial Instruments of the same class on a short-term basis.

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Short sales. Short sales of FME shares (i.e., the sale of shares that the seller does not own) may suggest an expectation by the seller that the shares will decline in value. This could signal to the market that the seller lacks confidence in the Company’s prospects, particularly if the seller is a board member or holds a senior position in the FME Group. In addition, short sales could reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of FME Financial Instruments are prohibited.

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Publicly traded options. Publicly traded options have relatively short terms. Therefore, transactions in such options could create the appearance that a board member, director, officer or employee is trading on the basis of Inside Information. Moreover, even lawful transactions in publicly traded options can focus the trader on short-term performance in lieu of the Company’s long-term strategy and objectives. Accordingly, transactions in FME put options, FME call options, or other FME derivative securities on a stock exchange are prohibited by this Insider Policy.

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Hedging. Hedging or monetization transactions can be effected through a number of possible mechanisms, including through the use of Financial Instruments, such as prepaid variable forwards, equity swaps and collars. Such transactions could permit a board member, director, officer or employee to continue to own FME Financial Instruments obtained as compensation instruments or otherwise, but without the full economic risks and rewards of ownership. That could cause the objectives of the board member, director, officer or employee to differ from those of the Company’s other shareholders. Therefore, persons subject to this Insider Policy may not enter into hedging or monetization transactions or similar arrangements with respect to FME Financial Instruments.

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Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan, or pledged as collateral for a conventional loan, may be sold by the broker or lender to meet a margin call or in foreclosure by the lender if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Inside Information (or is otherwise not permitted to deal in FME Financial Instruments), board members, directors, officers and other employees are prohibited from holding FME Financial Instruments in a margin account or otherwise pledging FME Financial Instruments as collateral for a loan.

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Standing and Limit Orders. Standing and limit order (other than such orders under Trading Plans described in this Insider Policy) create heightened risks for violations of Insider Dealing Rules similar to the use of margin accounts. There is no control over the timing of transactions that result from standing instructions to a broker, so the broker could (even unknowingly) execute a transaction when a board member, director, officer or employee possesses Inside Information. Therefore, persons subject to this Insider Policy are discouraged from placing standing or limit orders on FME Financial Instruments.

3.4	Personal Responsibility

Each person subject to this Insider Policy is individually responsible for ensuring compliance with the Insider Dealing Rules and it is of utmost importance for every board member, director, officer and employee of FME Group to be aware of their own responsibility to act accordingly, in particular to make any investment decisions with the appropriate diligence, deliberating on the possible non-public or confidential character of information to which they have access. While the general observance of the Restricted Periods might also help avoiding Insider Dealing, the mere observance of such Restricted Periods does not replace the individual’s general duty to refrain from conducting any dealings in Financial Instruments on the basis of Inside Information and otherwise to comply with the applicable Insider Dealing Rules.

3.5	Amendments

This Insider Policy may be amended or modified at any time or from time to time to comply with applicable laws, the rules and regulations of any governmental body or entity (including, without limitation, the BaFin or the SEC) or the rules and regulations of any stock exchange on which any Financial Instruments of any company within the FME Group may be listed, or for any other reason deemed necessary or appropriate by the Company.

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3.6	Support by the Company

The Company endeavors to assist FME Group’s board members, directors, officers and employees with complying with the Insider Dealing Rules and avoiding Insider Dealing or any other misuse of Inside Information.

In case of queries with regard to this Insider Policy or in case of doubt whether or not specific information qualifies as Inside Information, the Legal Department can be contacted at info.insiders@freseniusmedicalcare.com.

4RELATED INTERNAL CONTROLS

Subject	Title
None

5RELATED DOCUMENTS

Document	Title
#12862	Reporting of Potential Inside Information SOP

6ANNEXES

Document	Title
Annex Implementation	Local Implementation Instructions for Document Owners
Annex 1	Global Insider Policy - Annex: Blackout Periods

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